Exhibit 10.14

To: CEO and CBO

Adaptimmune Limited

91 Milton Park

Abingdon

Oxfordshire

OX14 4RY

Date: 12th September 2016

Dear Sirs

Re: Agreement to terminated the Target Collaboration Deed dated 28 January 2015

This letter confirms the agreement of both Immunocore Limited and Adaptimmune Limited to terminate the Target Collaboration Deed entered into between them and dated 28 January 2015. Such mutually agreed termination shall become effective as of 1 March 2017 and up until such date, the terms of the Target Collaboration Deed shall continue in full force and effect.

The Parties also agree and confirm that the following clauses shall continue in full force and effect following termination of the Deed: 1(to the extent necessary for interpretation of surviving provisions), 2, 3.1, 3.3, 3.4, 3.5, 4.8, 4.9, 4.10, 5.1, 5.4.4, 6 (including the licences granted in clause 6.4A), 7 (to the extent any payment obligation remains outstanding), 9, 11.6, 13, 14, 21 (to the extent necessary for interpretation and enforcement or surviving terms).

Other agreements between Immunocore Limited and Adaptimmune Limited shall remain unaffected by the termination of the Target Collaboration Deed. This letter shall become effective on the date of signature by and on behalf of Adaptimmune Limited below.

Yours faithfully

/s/ Eliot Forster

On behalf of Immunocore Limited

Confirmed and agreed by Adaptimmune Limited

Signed by:	/s/ James Noble
James Noble, CEO
Date: 8 November 2016
On behalf of Adaptimmune Limited